Exhibit 99.1

LANDAMERICA FINANCIAL GROUP, INC.
2Q08 Conference Call Script
July 30, 2008

LANDAMERICA PARTICIPANTS:

Theodore L. Chandler, Chairman & Chief Executive Officer
G. William Evans, Executive Vice President & Chief Financial Officer
Ronald B. Ramos, Senior Vice President & Treasurer

SPEAKER:  Operator

Greetings ladies and gentlemen and welcome to the LandAmerica Financial Group’s second quarter 2008 results conference call.  At this time all participants are in a listen only mode.  A brief question and answer session will follow the formal presentation.  If anyone should require operator assistance during the conference please press *0 on your telephone keypad.  As a reminder, this conference is being recorded.  It is now my pleasure to introduce your host, Mr. Ronald Ramos, Senior Vice President Investor Relations.  Thank you Mr. Ramos, you may begin.

SPEAKER: Ronald Ramos, Senior Vice President & Treasurer

Good morning and welcome to LandAmerica's conference call to review second quarter 2008 results.  Joining me today are Chairman and CEO Ted Chandler and Chief Financial Officer Bill Evans.  Ted will open our call with an overview of second quarter results and then turn it over to Bill for more detail. Following that, we will open the call to your questions.

The company cautions listeners that any statements made regarding the company's future financial condition, results of operations and business plans, operations, opportunities or prospects, including any factors which may affect future earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon management's current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results, prospects, performance or achievements to be materially different from anticipated results, prospects, performance or achievements expressed or implied by such forward-looking statements. For a description of such risks and uncertainties, see the company's Annual Report on Form 10-K for the year ended December 31, 2007, and other reports from time-to-time filed with or furnished to the Securities and Exchange Commission. The company cautions investors not to place undue reliance on any forward-looking statements as these statements speak only as of the date when made. The company disclaims any duty to update any forward-looking statements made on this call.

Unless otherwise stated, information and results are for second quarter 2008 as compared to second quarter 2007. Now, I’d like to turn the call over to Ted Chandler.  Ted . . .

SPEAKER: Ted Chandler, Chairman & Chief Executive Officer

LANDAMERICA FINANCIAL GROUP, INC.
2Q08 Conference Call Script
July 30, 2008

Good morning and thank you for joining us.

We are clearly operating in an unprecedented real estate market. Housing sales remain weak; home values continue to decline; foreclosures are at record levels.  All of these factors aggravated the claims experience for the industry.  And rising claims is the big story for the quarter.

We reported a loss of $50.0 million for second quarter 2008.  The net loss included a $37.5 million increase in the claims provision for prior year policies; before this increase the net loss was $12.5 million.

Our claims costs reflect $22 million of large claims in the second quarter and some upward development in the 2005 and 2006 policy years.  At March 31, 2008, we held an industry leading title loss reserve of five years based on average three-year paid losses.

Our total revenue decreased by 29 percent quarter-over-quarter, reflecting the decreased volume of residential mortgage originations and lower commercial revenue.

With limited liquidity in the commercial mortgage-backed securities market, the commercial real estate market has weakened generally.  However, transactions are still being completed on the equity side and the weak dollar is pulling in international investors.

Our Lender Services segment generated pretax earnings of $3.4 million, despite challenging market conditions.  While we experienced some volume decline in refinance related product line, we also saw an increased demand for our default services.

As the industry revenue opportunities have declined, we remain focused on those things we can control in the short term:  our costs, our market approach and our transformative Fusion initiatives.

Adverse claims development from past periods has masked the significant cost reductions we have achieved over the past six quarters.  We continue to make the cost reductions necessary to keep our expenses in line with our expected future revenue streams.

As we continue to manage our costs in this cyclical downturn, we closed or consolidated 64 offices this quarter, bringing the cumulative total to roughly 350 offices closed, or 35.5 percent, since January 1, 2007.  On a consolidated basis, we eliminated over 500 full-time equivalents or FTEs during the quarter.  This represents a cumulative reduction in FTEs of almost 4,200, or 29.2 percent, since January 1, 2007, before the effect of minor acquisitions.  General, administrative and other expenses decreased during the quarter by $37.8 million, or 19.2 percent.  As we enter the third quarter, we eliminated approximately 200 additional FTEs in July.

In the midst of all this market turmoil and even after taking out significant costs, we are pleased to report that we have grown our national title market share. We increased our share by ten basis points, on a trailing twelve month basis, first quarter 2008 over fourth quarter 2007.  Compared

LANDAMERICA FINANCIAL GROUP, INC.
2Q08 Conference Call Script
July 30, 2008

to one year earlier, our first quarter 2008 fiscal year market share improved to 19.8 percent from 19.2 percent in first quarter 2007 and we gained market share in eight of the top ten industry states.

As part of our transformation toward becoming an integrated and unified operating company to maximize our operating efficiency, we are engaged in a number of initiatives that we call Fusion.

Under Production Fusion we consolidated ten production centers in the second quarter.  This represents a cumulative permanent reduction of just over 60 production centers, or 76 percent, since January 1, 2007.

Through Underwriter Fusion we will reduce the number of legal underwriting entities that LandAmerica owns.  We currently have six underwriters and are working to fuse several of them together, including the previously announced merger of Transnation into Lawyers Title.

Technology Fusion is our company-wide initiative to reduce the complexity and costs of over 300 operating systems to a substantially reduced number of applications when completely phased in during 2009.  During the quarter, we decommissioned three additional applications bringing our cumulative total to 122, or about 56 percent of our goal since January 2006.  With our standard platform identified, we continue to eliminate redundancies and simplify our systems.

A particular highlight in the second quarter was the implementation of a new operating structure for our title insurance, escrow and closing services in Colorado.  This new business model is expected to increase the convenience and efficiency of real estate closings in that state by decreasing the number of bricks and mortar locations while expanding the number of customer-facing specialists.  We went from 17 customer facing specialists to 49 in that market.

We will evaluate the performance of the Colorado initiative to determine its applicability to additional markets in the future.  There are features of this approach that may well be appropriate for other markets and may facilitate further office consolidations over time.  Our ultimate objective is to intelligently eliminate some costs and variabilize others while simultaneously improving service levels.  It seems to be working.

After thorough consideration of our options to strengthen our capital against a backdrop of continued instability in the housing markets, we have decided to reduce our quarterly dividend from $0.30 per share to $0.05 per share.  While this was a difficult decision, we are recognizing the current economic realities as we manage our business for the future.

Additionally, we have $26.7 million of cash at the holding company at June 30, 2008, $186 million in dividend capacity from underwriters, although we have no current intentions to use all of that capacity, and $50 million available on the revolver.

Earlier this month we announced that we successfully amended our two major credit arrangements to provide us with greater financial flexibility, these amendments demonstrate our lenders understanding of the environment.  We will build capital surplus as conditions improve,

LANDAMERICA FINANCIAL GROUP, INC.
2Q08 Conference Call Script
July 30, 2008

with a continuous evaluation of opportunities to deploy excess capital to deliver enhanced shareholder value on a risk-adjusted return basis.

Now I’d like to turn the call over to Bill to review our financial performance in more detail.

SPEAKER: G. William Evans, Executive Vice President & Chief Financial Officer

Thank you Ted. Good morning everyone.

Our consolidated revenue in second quarter 2008 was $712.4 million with a net loss of $50.0 million, or $3.29 per diluted share compared to 2007 results of $1.0 billion of consolidated revenue and net income of $7.9 million, or $0.42 per diluted share.

Much of the decline in revenue was offset by the benefits from our cost reductions however these cost reductions were not enough to make up for the spike in the claims provision during the quarter.

Broadly, our results for the quarter reflected a significant increase in the claims rate and adverse conditions in the real estate market that have persisted in varying degrees since early 2006.  More specifically, as estimated by the Mortgage Bankers Association, mortgage origination volume totaled $525 billion in the second quarter, 5 percent below first quarter 2008 and 25 percent below their levels from one year earlier, with purchase originations down 36 percent and refinance originations down 15 percent.

Turning now to our segment results, operating revenue for Title operations was $595.2 million, or a decrease of 31.1 percent. Included in this reduction was a decline of $9.4 million, or 87.0 percent of income from trust-related activities.  Due to the factors that Ted mentioned earlier, we did not experience the traditional seasonal increase in revenue during the second quarter.

Commercial revenue for our Title segment decreased 46.0 percent to $68.8 million from $127.5 million.  Commercial revenue decreased slightly to 28.7 percent of direct revenue from 31.1 percent.

From a mix perspective, agency revenue was 59.7 percent of total operating revenue, an increase from 52 and a half percent.  Direct revenue was 40.3 percent of total operating revenue and represented a decrease from 47.5 percent in second quarter 2007.

Orders closed during the second quarter were approximately 54.4 percent of orders opened in first quarter 2008.  As we indicated in previous quarters, the closing ratio is typically about 70 percent. We believe the reduction in the closed order ratio was due to the spike in refi orders which were opened in late January to early February and would have closed during the first quarter.

On a consolidated basis, direct orders opened, a metric we use to determine the relative strength of future residential volume, were approximately 195,800 compared to approximately 281,600 in

LANDAMERICA FINANCIAL GROUP, INC.
2Q08 Conference Call Script
July 30, 2008

second quarter 2007, or a decrease of 30.5 percent.  From a sequential or seasonal perspective, opened orders were 24.1 percent below those in first quarter 2008.  Average daily orders opened for July are projected to be on track with June's open orders.

Personnel costs for the Title Operations segment were $160.6 million, a reduction of 38.7 percent, primarily from lower FTE counts.  We have reduced headcount during the quarter by 545 for a cumulative reduction of just over 3,740 FTEs in the Title Operations since January 1, 2007, or 33.1 percent.  These reductions occurred primarily in the Residential Group, which was most affected by the decline in mortgage originations.

General, administrative and other operating expenses in Title Operations decreased 20.9 percent, which reflected lower order volume and the benefits of our cost reduction actions in the latter half of 2007.  Additionally, general, administrative and other operating expenses included $4.7 million of incremental office closure costs during the quarter.

A major factor affecting our results in the quarter was an increase in the provision for policy and contract claims.  Two factors contributed to this increase: First approximately $22 million of large claims were incurred during the quarter including a $9 million settlement on a mortgage fraud claim and second we saw upward development in the ultimate expected loss rate of 30 basis points for 2005 and 100 basis points for the 2006 policy years, reflective of a continued increase in foreclosure rates seen in the real estate market.  Claims provision rates for policy years 2005 and 2006 are 7.3 percent and 6.9 percent of total operating revenue, respectively.

Our loss provision of $95 million in the title segment was considerably in excess of the $63 million of paid claims, providing an element of conservatism against future loss payments.

The one bright note regarding claims pattern to date is an estimated 5.8 percent for the 2008 policy year claims rate, which we believe is consistent with today’s more conservative lending practices and our emphasis on claims prevention.

The Title Operations segment had a pretax loss of $52.6 million, compared to pretax earnings of $30.4 million in second quarter 2007.  We expect the residential and commercial real estate markets to remain challenging during the rest of 2008 and will manage the business accordingly with a sharp focus on expenses.

In summary, the effect of large claims activity, lower commercial revenue and a shift in the mix of business away from Direct operations, negatively affected our pretax results.  This was partially offset by the benefits of our cost reductions implemented during 2007 and continuing into 2008.

Turning to our Lender Services segment, operating revenue was $64.3 million compared to $68.9 million, a decrease of 6.7 percent.  Revenue was negatively affected by lower volume in certain product lines of the Loan Servicing business and the Mortgage Origination business, such as credit reporting and centralized title and closing services for our national Lender customers.  These declines were offset in part by growth in Default Services, which tends to be counter-cyclical to our Mortgage Origination Services.

LANDAMERICA FINANCIAL GROUP, INC.
2Q08 Conference Call Script
July 30, 2008

The Lender Services segment had pretax earnings in second quarter 2008 of $3.4 million, compared to the prior year of $1.7 million.  Pretax earnings for Lender Services were favorably affected by reducing staff levels of 17.1 percent since January 1, 2007.  Additionally, General, Administrative and Other expenses decreased by $3.5 million, or just under10 percent.

Looking to the businesses within the Corporate and Other category, operating revenue decreased by $12.1 million, or 30.9 percent.  This decrease was mostly due to the decline in commercial revenue offset by an acquisition closed during the latter half of 2007 which contributed revenue of $5.8 million during the second quarter.

Along these same lines, personnel costs decreased 9.7 percent, despite the effect of the acquisition, which contributed just over $4.0 million to personnel costs and average FTE counts of 109.  On a same-store basis, personnel costs were down 24.5 percent.

Finally, our Financial Services segment continues to perform well and contributed $5.3 million of pretax earnings.  Loans receivable held by Centennial Bank were $670.7 million.  Our loan portfolio is primarily made up of commercial real estate mortgages and we believe the quality of our loan portfolio is high.

No impairments have been recognized to date and there were no loans in non-accrual status.  However, given the current real estate environment, we continue to monitor our loan portfolio closely.

Let's now move to some balance sheet and cash flow highlights.

Cash and investments were $1.4 billion at June 30, 2008 consistent with levels at the end of first quarter 2008 and down from year-end balances of $1.5 billion.  Cash flows used in operations were $22.9 million for the most recent quarter.  We believe we are managing our cash position well and are prepared if transactional volume remains depressed.

Our claims reserve increased to $920 million and shareholders equity was approximately $1.1 billion.  Book value per share at the end of the quarter was $71.60 compared to $78.21 at December 31, 2007.

Debt on our balance sheet at June 30, 2008 of $587 million consists of the $223.5 million of convertible debt, $150 million of senior notes due in 2016, $100 million drawn under our credit facility with the remaining balance primarily comprised of Federal Home Loan Bank (FHLB) borrowings.  Our debt-to-total capital ratio was approximately 35 percent at the end of the quarter.  Of which, about 400 basis points was attributable to the Federal Home Loan Bank borrowings.

Given the continued market downturn, we amended our credit agreements related to our senior notes and our credit facility to better reflect our current and projected needs while providing us with greater financial flexibility.  We see these amendments as a positive development for LandAmerica.

LANDAMERICA FINANCIAL GROUP, INC.
2Q08 Conference Call Script
July 30, 2008

This concludes our prepared remarks, and at this time we would like to open the call to your questions.